INVESTOR WEBCAST – MENTOR CAPITAL
CANNABIS OWNERS PUBLIC LIQUIDITY AGREEMENT

SERIES B CONVERTIBLE PREFERRED SHARES

FOR A

-- 100% Ownership Interest --

This Cannabis Owners Public Liquidity Agreement (the "Agreement") is entered into this **20th day of April, 2015** ("Effective Date"), by and among the following parties:

Investor Webcast, a Georgia sole proprietorship ("**CAST**") of Derwin A. Wallace ("**WALLACE**"), and

Mentor Capital, Inc., a California corporation ("**MNTR**").

The above parties, together, may be collectively referred to in this Agreement as the "**Parties**" or individually as a "**Party**".

BACKGROUND RECITALS

Whereas:

Market Situation: The marijuana related public market is volatile and irregular, with valuations often determined more by technical factors, price momentum and hype than business fundamentals and value. None-the-less, the cannabis market in the USA is reported to be growing by approximately 40% per year and a number of pioneering owners are building solid businesses in what is projected to be a $50 Billion market.

MNTR Philosophy & Purpose: The owners and founders of the good cannabis companies deserve the same access to public market liquidity and higher valuation as business owners in other rapidly growing sectors of the American economy. Investors will be more prone to support those higher share prices, in this once illegal market, if they know that the valuations are based upon sales, growth and earnings and that there is third-party accounting oversight and firm cash control for their investments. **MNTR** looks to provide that high, value-based public liquidity to cannabis owners, while and by assuring outside investors that their funds are watched over carefully.

Program Overview: **MNTR** allows the various founders and investors in a private cannabis company to individually exchange their private shares, at increasing prices as their business increases, for **MNTR** public market shares that may be sold. Program in summary:

1) Owners exchange cannabis ownership for **MNTR** preferred shares.
2) There is a one year holding period.
3) Owners then may exchange preferred for **MNTR** common in steps as they wish, and sell.
4) In the exchange valuation, the cannabis company is valued like it is as good as Pfizer, Coca-Cola, Anheuser Busch and Phillip Morris, at about 330% of sales.
5) To assure investors of safety, **MNTR** handles accounting, banking and has a majority on the board of directors.
6) **MNTR** has a $21 M funding authority and may loan funds to its cannabis companies at 7.8%.

Going Public Option: **MNTR** is pleased to act as a public company incubator for the cannabis company, at cost. By issuing a special dividend of the cannabis shares it owns, **MNTR** can launch the cannabis public company with a robust shareholder base of up to 5,000 cannabis interested shareholders. All preferred not exchanged retain their full percentage ownership in the public company shares.

CAST Description and Intent: **CAST** is a privately funded sole proprietorship, that focuses on providing cannabis related private companies, investors and microcap issuers with the best possible investor information through webcasts, conferences, email and an evolving mix of media products, investment publications, industry financial research, and by other means. **CAST** also plans to expand its early efforts in the cannabis market to a wide range of other economic sectors and platforms. All of these business activities as they evolve and any other business activity under the direction **WALLACE** are part of this transaction.

CAST desires to participate in the **MNTR** cannabis owners public liquidity program and through this vehicle receive public market liquidity in the form of **MNTR** common shares according to the specified valuation formula, receive the opportunity to go public at cost by a spin-off of shares, and to be considered for additional funding at 7.8% interest. The **Parties** seeks to provide and receive said liquidity and other consideration according to the terms specifically detailed.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the **Parties** agree as follows:

AGREEMENT DETAIL

1 Purchase of 100% of CAST Assets and Ownership Interest:

Upon execution of this Agreement, **MNTR** will purchase and **CAST** will sell **100%** (the "Purchase Interest") of CAST ~~CANA~~ assets owned to **MNTR**. This includes all assets used in providing cannabis related private companies, investors and microcap issuers with the investor information through webcasts, conferences, email and an evolving mix of media products, investment publications, industry financial research, and by other means. **CAST** also plans to expand its early efforts in the cannabis market to a wide range of other economic sectors and platforms. These business activities as they evolve in other sectors and any other business activity under the direction Derwin Wallace, who will be working full time on **CAST** related activity, are part of this transaction being sold. A major asset of **CAST** is the high energy and creativity of **WALLACE**. Thus, new business ideas and business efforts from him are a corporate opportunities during the term of his employment and until all preferred shares have been converted to common, or **CAST** goes public.

2 Payment by Issuance of Series B Convertible Preferred Shares:

Upon execution of this Agreement, **MNTR** will issue a block of Series B Convertible Preferred Shares to the owners of **CAST**. The conversion to **MNTR** common is according to formula, so by the formula definition the block represents and covers 100% of the purchase price.

3 MNTR Series B Preferred to MNTR Common Conversion Formula:

A) The formula for the conversion, calculated in **MNTR**'s sole business judgment, is as follows:

{[((3.3*recurring revenue) + (20*after tax profit))/2] + cash – liabilities} for the preceding four quarters.

B) ("After Tax Profit") in the formula shall mean 61.5% of the actual pre-tax profit or loss.

C) ("the preceding four quarters") in the formula shall mean the most recently concluded four (4) calendar quarters which have been consolidated with the **MNTR's** financial statements.

D) ("Conversion Price"). The Conversion Price utilized in the formula shall be the highest average closing price of shares of the **MNTR's** Common Stock during any consecutive three (3) day period which occurs in the fifteen (15) trading days before, and fifteen (15) trading days following, the Effective Date of the

election to convert.

E) When in conflict with the conversion definition herein, the definition in the Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series B Preferred Stock of Mentor Capital, Inc. approved or accepted by the California Secretary of State shall control.

4 Conversion Parameters Not to Exceed 100% of MNTR Values:

Notwithstanding the generality of the conversion formula in Section 3, in no event shall the recurring sales multiple of 3.3 in Section 3 be greater than the quotient of the market capitalization of **MNTR** divided by the recurring sales of **MNTR**, nor shall the After Tax Profit multiple of 20 in Section 3 be greater than the quotient of the market capitalization of **MNTR** divided by the After Tax Profit of **MNTR**. The determination of the market capitalization of **MNTR** will be based upon the lowest average closing price, as reported by OTC Markets, of shares of **MNTR's** Common Stock during any consecutive three (3) day period, which occurs in the fifteen (15) trading days before, and fifteen (15) trading days following, the Effective Date of the election to convert.

5 Public Company Incubator, Spinoff and IPO at Cost:

If **CAST** wishes to be spun off and in this fashion go public as a standalone public company, **MNTR** is fully supportive of that move. Because the financials of **MNTR** are already audited, the subsidiary financials will also be significantly prepared for audit. Additionally, **MNTR** is supportive of issuing a special dividend to spread the ownership interest **MNTR** has received which has been fully converted to common shares, out to a significant number of its shareholders. In that way, **CAST** could start its public company life with up to 5,000 already cannabis interested shareholders. **CAST** owners who have not converted all of their **CAST** ownership into **MNTR** common and retain a percentage of Preferred Shares will have that same percentage[1] in the IPO if no new outside investors are brought in.

MNTR wishes to emphasize that **MNTR** will not request an extra 10% to 15% slice like one gives up with a reverse merger. We will assist at cost and without mark-up from us.

6 Six Year Conversion Closure Option:

After six full years of consolidated financial statements, any remaining Series B Convertible Preferred Shares may be converted to **MNTR** common shares by the individual holder or at the unilateral option of **MNTR** for any preferred holder or holders.

7 New Cash Equity Price may be at a Discount to Stock Equity Price:

If the Parties agree to additional equity cash infusion it will be equally dilutive to the **Parties.** That agreement will be in writing and good until withdrawn in writing to allow for reasonable fundraising efforts.

8 Loans at 7.8% from MNTR:

MNTR has the authority to raise approximately $21 Million from the exercise of already issued warrants held by its shareholders. It may be in **MNTR's** best interest to loan certain of these funds to its best performing portfolio

[1] e.g. If **WALLACE** started with 100% Preferred, then gave 10% to his family, and converted 20% into **MNTR** common, then a non-cash move to the public market would have **WALLACE** at 70%, family at 10% and 5,000 **MNTR** shareholders splitting 20%. If 10% was raised in an IPO, then **WALLACE** would have 63%, family 9%, 5,000 **MNTR** shareholders would split 18%, and new outside cash investors would split 10%. Also, **MNTR** could retain some shares (5%) and dividend some shares (15%) in any optimal ratio it thinks best.

companies that may include CAST. MNTR has committed to an initial loan of $25,000 to CAST with $7,000 additional earmarked for a specific payable and a future $18,000 investor conference deposit.

9 Liquidation Preference and Accounting Calculations:

There is no limit to potential upside performance by CAST, hence there is no limit to the maximum for the conversion exchange. Regardless, for accounting purposes, such as calculating positive or negative goodwill, a specific value at the start of the transaction is required. Also, in the remote and unexpected case of the extraordinary circumstance of an immediate collapse of MNTR, preferred shares receive a liquidation preference which also is required to be specified. For these purposes, the liquidation preference is calculated at $469,611. Meaning, CAST owners get $469,611 before common shareholders get any payout. Consistent with that starting number, and mindful that there is no upside cap, MNTR will issue 46,962 Series B Convertible Preferred Shares at a nominal initial contingent valuation of $100 per preferred share in the block that goes to CAST.

10 Preferred Voting Rights:

Each Series B Convertible Preferred Share has one vote which is weighted equally and has the same rights of participation as the one vote for each MNTR common share.

11 Operating Control Remains with WALLACE:

Over a thirty-year time period, MNTR has established the investment protocol of relying on existing management to run the businesses MNTR is financially involved with. This approach is key to maintaining MNTR as an attractive liquidity partner for founders. Absent fraud or malfeasance, it is in MNTR's long-term best interest to sink or swim with existing managements. This is our intent with CAST.

12 Preferred Dividends:

If there are adequate reserves in MNTR's judgment, MNTR will consider issuing cash dividends proportionately through the Series B Preferred Shares to owners and MNTR. Cash dividends reduce the conversion price dollar-for-dollar.

13 WALLACE Salary:

MNTR will calculate the appropriate salary for the size of the business with WALLACE over time with the final say resting with MNTR. MNTR has put quite some study into this area and believes relying upon dividends and sale of equity is a more efficient way to deliver reward to owners. In this regard it is noted that the base salary of the MNTR CEO has been $104,000 per year for 18 years. The initial salary for WALLACE is set at $5,000 gross per month growing to $7,500 gross per month when CAST can support the increase from ongoing cash flows.

14 MNTR Responsibility for Accounting, Audits and Checks:

To assure investors that this marijuana related business is rock solid, MNTR will act as the headquarters accounting office, at cost, like one encounters in many large companies. This will feed into and directly support MNTR public company audits and prepare CAST for a public market move. Part and parcel to all this is the arranging of MNTR to handle accounts payable and receivable for CAST. This step of tasking MNTR handle banking, and to write and deposit checks allows MNTR to very strongly vouch for the propriety of the CAST financials. It is made acceptable for CAST because MNTR is regularly audited and as a fully reporting public company cannot improperly handle funds without grave repercussions. Besides, that is just something we wouldn't do.

15 Move to a Corporate Form if Required:

Coincident with this Agreement, it is probable that it may be necessary for CAST to first move into a corporate form. If so, the Parties agree to complete such authorizations and take such steps necessary to complete that move to a C–corporation.

16 Director Control:

If a corporate form is undertaken, **MNTR** will be authorized to appoint a majority of the directors.

17 Marketing Information:

CAST will use its reasonable best efforts to inform **MNTR** of information about important developments at **CAST** that would be of interest to the investing public that can be included in a press release. **MNTR** will publicize **CAST** as a **MNTR** holding and **CAST** will list and link to **MNTR** on its website and in various promotional materials (e.g. A small marketing approach common to all holdings to highlight the public market, such as a website footnote mentioning: "Investor Webcast is a Mentor Capital (**MNTR**) holding").

18 Financial Information:

Each calendar quarter, within 15 days of the close of the quarter, **CAST** will provide financial information in a fashion that supports **MNTR's** public market financial filings. **MNTR's** financial staff will work with **CAST** accounting personnel to ensure consolidation of financial information will remain consistent with GAAP guidelines.

OTHER PROVISIONS

19 Termination :

Either **Party** may terminate actions toward consummation of this Agreement prior to its close by informing the other **Party** in writing. In the event of termination each **Party** will pay its own incurred expenses and no **Party** nor its officers, directors or shareholders will be liable to any other **Party** for costs, expenses, damage or loss of anticipated profits hereunder. This Agreement will automatically terminate if the transaction contemplated by this Agreement is not closed by **May 15, 2015.**

20 Miscellaneous Provisions:

The **Parties** agree to bear their own expenses with regard to the Agreement. The subject headings and Background are included for purposes of convenience only and shall not affect the construction or interpretation of any provision. This Agreement constitutes the entire agreement between the **Parties** and supersedes all prior and contemporaneous agreements. Any modification to this Agreement must be in writing. At anytime, and from time to time after the close, each **Party** will execute such additional instruments and take such actions as may be reasonably requested by the other **Party** to confirm or perfect title to any interest transferred hereunder, including to execute a note and a general security interest if required by the trigger of provisions of Section (6), or otherwise to carry out the intent and purpose of this Agreement. This Agreement shall be binding on, and shall inure to the benefit of, the **Parties** and their respective heirs, their legal representatives, successors and assigns, with assignment requiring **MNTR**'s consent. If any provision of this Agreement is deemed unenforceable, the other provisions shall remain in full force and effect. No action taken by any **Party** nor waiver of any provision will be deemed to constitute a waiver of any other provision of the Agreement.

21 Governing Law and Legal Fees:

This Agreement shall be governed and construed in accordance with the laws of the State of California, excluding its choice of laws rules. In the event a **Party** brings any legal action or submits any claim or controversy with respect to this Agreement, the prevailing **Party**, in addition to any other remedies available to it, shall be entitled to recover reasonable attorneys' fees and costs from the non-prevailing **Party**, regardless of whether such action, claim or controversy is prosecuted to completion.

22 Notices and Representative Authority:

The representative for each respective **Party** is as shown below. All notices under this Agreement shall be in writing and will be deemed to be duly given on the third day after mailing by first class mail, registered or certified, postage prepaid to the address set forth below:

If to CAST:

INVESTOR WEBCAST
6067 Fairington Farms Lane
Lithonia, GA 30038
Attn: Derwin A. Wallace, President

If to MNTR:

MENTOR CAPITAL, INC.
P.O. Box 1709
Ramona, CA 92065
Attn: Chet Billingsley, CEO

IN WITNESS WHEREOF, the **Parties** to this Agreement have duly executed it as of the date first set forth above:

INVESTOR WEBCAST

BY: Derwin A. Wallace
Derwin A. Wallace, President

MENTOR CAPITAL, INC.

BY: ______________________ 4/21/2015
Chet Billingsley, CEO